As filed with the Securities and Exchange Commission on July 10, 2012

Registration No. 333-180988

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

HeartWare International, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3841 (Primary Standard Industrial Classification Code Number)	26-3636023 (I.R.S. Employer Identification No.)

205 Newbury Street, Suite 101

Framingham, Massachusetts 01701

(508) 739-0950

(Address, including ZIP Code, and telephone number,

including area code, of registrant’s principal executive offices)

Lawrence J. Knopf, Esq.

HeartWare International, Inc.

205 Newbury Street, Suite 101

Framingham, Massachusetts 01701

(508) 739-0950

(Name, address, including ZIP Code, and telephone number,

including area code, of agent for service)

Copies to:

Robert M. Katz, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022-6069 (212) 848-4000	Barbara Borden, Esq. Cooley LLP 4401 Eastgate Mall San Diego, California 92121-1909 (858) 550-6000	Mark Weeks, Esq. Cooley LLP 3175 Hanover Street Palo Alto, California 94304-1130 (650) 618-2034

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the completion of the merger described in the enclosed proxy statement/prospectus. The registrant registered 160,000 shares of common stock, par value $0.001 per share, of the registrant on a registration statement on Form S-4, as amended (Registration No. 333-180988), which registration statement was declared effective by the Securities and Exchange Commission on July 3, 2012.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐	Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐	Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

This Post-Effective Amendment No. 1 to Registration Statement on Form S-4 (No. 333-180988) shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE – APPOINTMENT OF OFFICER

HeartWare International, Inc. (“HeartWare”) filed with the Securities Exchange Commission (the “Commission”) a registration statement on Form S-4, as amended (Registration No. 333-180988) (the “Registration Statement”), which registered 160,000 shares of HeartWare’s common stock in connection with HeartWare’s proposed acquisition of World Heart Corporation. The Registration Statement was declared effective by the Commission on July 3, 2012.

This Post-Effective Amendment No. 1 to the Registration Statement hereby amends the Registration Statement to include certain events described below, which occurred after the Registration Statement was declared effective by the Commission.

On July 9, 2012, HeartWare announced the appointment of Peter McAree as Senior Vice President, Chief Financial Officer and Treasurer. Mr. McAree will act as the principal financial officer of HeartWare.

Peter F. McAree, age 48, joined HeartWare on July 9, 2012 as Senior Vice President, Chief Financial Officer and Treasurer. Previously, he served as Senior Vice President and Chief Financial Officer of Caliper Life Sciences, Inc. from April 2008 through November 2011, after having held the position of Vice President of Finance since 2003. Mr. McAree was Chief Financial Officer of Zymark Corporation from May 2000, until the acquisition of Zymark by Caliper in 2003. Having also served in financial leadership positions in other industries, Mr. McAree began his career with Arthur Andersen, Boston, where he held various positions over nearly a decade, most recently as Senior Manager, Enterprise Group in 1995. He received his B.S. in Accountancy from Bentley University, and is a licensed Certified Public Accountant in Massachusetts.

In accordance with an offer letter dated June 18, 2012, Mr. McAree’s base salary was set at the annual rate of $320,000, subject to annual review by the Board of Directors of HeartWare, with an annual cash bonus opportunity targeted at 40% of his base salary, as determined by the Board in its discretion, prorated for 2012. Management also agreed to recommend to the Board of Directors an equity award of 25,000 restricted stock units. The restricted stock units would have a purchase price of zero and would vest in four equal installments on each of the first four anniversaries of Mr. McAree’s commencement date (July 9, 2012) and on such other terms and conditions as the Board may determine in its discretion at the time of grant generally consistent with past practice. Vesting of the award is subject to Mr. McAree’s continued employment as of an anniversary date.

In addition, Mr. McAree would be entitled to severance payments if his employment were to be terminated by HeartWare without “Cause” (as defined) or by him for “Good Reason” (as defined) equal to six months base salary and COBRA continuation for up to six months. Mr. McAree would also be entitled to severance payments if his employment were to be terminated by HeartWare without Cause or by him for Good Reason coincident with or within 18 months after a “Change-in-Control” (as defined) equal to 12 months base salary plus the most recent amount paid to him as an annual bonus (or if not yet paid, his 2012 target annual bonus without proration) and COBRA continuation for up to 12 months. Severance payments are contingent upon the receipt by HeartWare of a general release of claims.

Mr. McAree also receives standard indemnification, vacation, insurance and health benefits and is subject to customary non-competition, non-solicitation, non-disparagement, claw-back, proprietary information and inventions assignment obligations.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 333-180988 to be signed on its behalf by the undersigned, thereunto duly authorized, in Framingham, Massachusetts on the 10th day of July, 2012.

HEARTWARE INTERNATIONAL, INC.

By:	/s/ Lawrence J. Knopf
Name: Lawrence J. Knopf Title: Senior Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement No. 333-180988 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Douglas Godshall	President, Chief Executive Officer and Director (Principal Executive Officer)	July 10, 2012

* Peter F. McAree	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	July 10, 2012

* Lauren Farrell	Vice President, Finance (Principal Accounting Officer)	July 10, 2012

* Charles Raymond Larkin, Jr.	Director and Chairman	July 10, 2012

* Seth Harrison	Director and Deputy Chairman	July 10, 2012

* Timothy Barberich	Director	July 10, 2012

* Cynthia Feldmann	Director	July 10, 2012

* Robert Stockman	Director	July 10, 2012

* Robert Thomas	Director	July 10, 2012

* Denis Wade	Director	July 10, 2012

*By:	/s/ Lawrence J. Knopf
Lawrence J. Knopf Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description

24.2	Power of Attorney